Filed Pursuant to Rule 424(b)(2)
Registration No. 333-137100

PROSPECTUS SUPPLEMENT
TO PRELIMINARY PROSPECTUS DATED FEBRUARY 14, 2007

SPATIALIGHT, INC.

31,139,057 Shares of Common Stock

This Prospectus Supplement supersedes and replaces the Supplement dated May 7, 2007 relating to the issuance of 13,241,659 shares of Common Stock.

You should read this Prospectus Supplement and the accompanying Prospectus, as amended and into which this Prospectus Supplement is incorporated by reference, carefully before you invest. Both documents contain information you should consider when making your investment decision.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

As of the date of this supplement, the Company had only 2,471,742 authorized and unissued shares available and is seeking an amendment to its Certificate of Incorporation to increase the total authorized capital to 200,000,000 Common Shares. Subject to approval of the proposed amendment by the Company’s shareholders at the annual meeting scheduled for July 13, 2007, we will issue up to 31,139,057 shares of our Common Stock having an aggregate value of $3,400,000 to the following persons (the “Investors”), each of whom is an underwriter under the Securities Act of 1933, as amended:

Southridge Partners LP Southshore Capital Fund Ltd. Pierce Diversified Strategy Master Fund, LLC, ENA Enable Opportunity Partners LP Enable Growth Partners LP Iroquois Master Fund Ltd.

Of the shares covered by this supplement, the Company had issued an aggregate of 15,543,315 Common Shares with a value of $2,100,000 as of the date hereof. The remaining shares will be issued from time to time as determined by the Company pursuant to the terms of an Equity Credit Agreement dated April 24, 2007 (the “Equity Credit Agreement”) in the amount of $60,000 on each trading date specified by the Company (an “Offering Date”) at 100% of the closing bid price on such Offering Date, without fees or discount. The shares of our Common Stock covered by this prospectus supplement may be sold by the investors in one or more public or private transactions. The Investors may pay normal brokerage commissions in connection with any public sales.

Prior to June 15, 2007, our Common Stock was traded on the NASDAQ Stock Market under the symbol “HDTV”. As of June 15, 2007, our Common Stock is traded on the over-the-counter market and reported by the Pink Sheets, LLC under the symbol "HDTV". On June 18, 2007, the last sale price for shares of our common stock, as reported on the over the counter market was $0.09 per share. The Company is working with a market maker that is expected to file a Form 211 with the NASD to seek admission to quotation of the Common Stock on the Over-the-Counter Bulletin Board.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 19, 2007.